EXHIBIT 99.1
                                                             ------------


   MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

        The management of Newell Rubbermaid Inc. is responsible for the accuracy and internal consistency of all information contained in this annual report, including the consolidated financial statements. Management has followed those generally accepted accounting principles which it believes to be most appropriate to the circumstances of the Company, and has made what it believes to be reasonable and prudent judgments and estimates where necessary.

        Newell Rubbermaid Inc. operates under a system of internal accounting controls designed to provide reasonable assurance that its financial records are accurate, that the assets of the Company are protected and that the financial statements fairly present the financial position and results of operations of the Company. The internal accounting control system is tested, monitored and revised as necessary.

        Four directors of the Company, not members of management, serve as the Audit Committee of the Board of Directors and are the principal means through which the Board supervises the performance of the financial reporting duties of management. The Audit Committee meets with management and the Company's independent auditors several times a year to review the results of external audits of the Company and to discuss plans for future audits. At these meetings, the Audit Committee also meets privately with the independent auditors to assure its free access to them.

        The Company's independent auditors, Arthur Andersen LLP, audited the financial statements prepared by the management of Newell
   Rubbermaid Inc. Their opinion on these statements is presented below.

   William T. Alldredge                    Jeffrey J. Burbach
   President - Corporate Development       Vice President - Corporate
     & Chief Financial Officer               Controller


   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To the Stockholders of Newell Rubbermaid Inc.:

        We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. We did not audit the financial statements of Rubbermaid Incorporated for the year and period ended December 31, 1998. Rubbermaid was acquired on March 24, 1999 in a transaction accounted for as a pooling of interests, as discussed in note 1 to the consolidated financial statements. Such statements are included in the consolidated financial statements of Newell Rubbermaid Inc. and subsidiaries and reflect total assets and total revenues of 34 percent and 40 percent, respectively, in 1998 of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Rubbermaid Incorporated, is based solely upon the report of the other auditors. These consolidated financial statements are the responsibility of Newell Rubbermaid Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Newell Rubbermaid Inc. and subsidiaries as of December 31, 2000, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

   ARTHUR ANDERSEN LLP

   Milwaukee, Wisconsin
   January 25, 2001


   INDEPENDENT AUDITORS' REPORT

   Shareholders and Board of Directors
   Rubbermaid Incorporated:

   We have audited the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries (the Company) as of January 1, 1999, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for the year then ended (the consolidated financial statements are not included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rubbermaid Incorporated and subsidiaries as of January 1, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

   KPMG LLP



   Cleveland, Ohio
   February 5, 1999, except as to note 15,
        which is as of March 24, 1999



     NEWELL RUBBERMAID INC.

     CONSOLIDATED STATEMENTS OF INCOME

      YEAR ENDED DECEMBER 31,                                           2000                 1999                1998
      ----------------------                                            ----                 ----                ----
      (In thousands, except per share data)
      Net sales                                                      $6,934,747           $6,711,768          $6,493,172
      Cost of products sold                                           5,103,152            4,970,569           4,670,358
                                                                      ---------            ---------           ---------
              Gross Income                                            1,831,595            1,741,199           1,822,814
      Selling, general and administrative expenses                      899,424            1,104,491             967,916
      Restructuring costs                                                48,561              246,381             115,154
      Goodwill amortization and other                                    51,930               46,722              59,405
                                                                      ---------            ---------           ---------
              Operating Income                                          831,680              343,605             680,339
      Nonoperating expenses (income):
         Interest expense                                               130,033              100,021             100,514
         Other, net                                                      16,160               12,645            (237,148)
                                                                      ---------            ---------           ---------
              Net Nonoperating Expenses (Income)                        146,193              112,666            (136,634)
                                                                      ---------            ---------           ---------

              Income Before Income Taxes                                685,487              230,939             816,973
      Income taxes                                                      263,912              135,502             335,139
                                                                      ---------            ---------           ---------
              Net Income                                               $421,575              $95,437            $481,834
                                                                      =========            =========           =========
      Earnings per share:
         Basic                                                            $1.57                $0.34               $1.72
         Diluted                                                          $1.57                $0.34               $1.70
      Weighted average shares outstanding:
         Basic                                                          268,437              281,806             280,731
         Diluted                                                        278,365              281,806             291,883

     See notes to consolidated financial statements.





     NEWELL RUBBERMAID INC.

     CONSOLIDATED STATEMENTS OF CASH FLOWS
     YEAR ENDED DECEMBER 31,                                               2000           1999            1998
     -----------------------                                               ----           ----            ----
     (In thousands)
     OPERATING ACTIVITIES
     Net income                                                           $421,575       $95,437        $481,834
     Adjustments to reconcile net income to
        net cash provided by operating activities:
        Depreciation and amortization                                      292,576       271,731         263,804
        Deferred income taxes                                               59,800        (9,600)         81,734
        Income tax savings from employee stock plans                           997         2,269           1,377
     Net (gains) losses on:
              Marketable equity securities                                       -           700        (116,800)
              Sales of businesses                                                -             -         (24,529)
        Non-cash restructuring charges                                      18,452       100,924          45,800
        Write-off of assets                                                      -             -           4,288
        Other                                                                1,947        51,748          24,075
     Changes in current accounts, excluding the effects of
     acquisitions:
        Accounts receivable                                                 36,301       (16,137)         39,619
        Inventories                                                       (100,495)       52,662         (37,142)
        Other current assets                                                 6,598       (41,793)        (29,906)
        Accounts payable                                                   (45,606)       14,617         (72,020)
        Accrued liabilities and other                                      (68,658)       31,393        (183,367)
                                                                          --------      --------        --------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                    623,487       553,951         478,767

     INVESTING ACTIVITIES
     Acquisitions, net                                                    (597,847)     (345,934)       (654,591)
     Expenditures for property, plant and equipment                       (316,564)     (200,066)       (318,731)
     Purchase of marketable equity securities                                    -             -         (26,056)
     Sales of businesses, net of taxes paid                                      -             -         224,487
     Sales of marketable securities, net of taxes paid                           -        14,328         303,869
     Disposals of non-current assets and other                               5,119           720           9,773
                                                                          --------      --------        --------
              NET CASH USED IN INVESTING ACTIVITIES                       (909,292)     (530,952)       (461,249)
     FINANCING ACTIVITIES
     Proceeds from issuance of debt                                      1,265,051       803,298         676,759
     Payments on notes payable and long-term debt                         (428,211)     (608,573)       (546,603)
     Common stock repurchase                                              (402,962)            -               -
     Cash dividends                                                       (225,083)     (225,774)       (212,486)
     Proceeds from exercised stock options and other                         1,263        27,411           2,712
                                                                          --------      --------        --------
              NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES          210,058        (3,638)        (79,618)
     Exchange rate effect on cash                                           (3,892)       (3,751)         (1,477)
                                                                          --------      --------        --------
              INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             (79,639)       15,610         (63,577)
     Cash and cash equivalents at beginning of year                        102,164        86,554         150,131
                                                                          --------      --------        --------
              CASH AND CASH EQUIVALENTS AT END OF YEAR                     $22,525      $102,164         $86,554
                                                                          ========      ========        ========
     Supplemental cash flow disclosures -
        Cash paid during the year for:
              Income taxes                                                $152,787      $194,351        $272,239
              Interest                                                     145,455        98,536         103,831

     See notes to consolidated financial statements.






     NEWELL RUBBERMAID INC.

     CONSOLIDATED BALANCE SHEETS
       DECEMBER 31,                                                    2000              1999              1998
       ------------                                                    ----              ----              ----
       (In thousands)
       ASSETS
       Current Assets
          Cash and cash equivalents                                  $22,525         $102,164           $86,554
          Accounts receivable, net                                 1,183,363        1,178,423         1,078,530
          Inventories, net                                         1,262,551        1,034,794         1,033,488
          Deferred income taxes                                      231,875          250,587           108,192
          Prepaid expenses and other                                 196,338          172,601           143,885
                                                                   ---------       ----------        ----------
               TOTAL CURRENT ASSETS                                2,896,652        2,738,569         2,450,649
       Marketable Equity Securities                                    9,215           10,799            19,317
       Other Long-Term Investments                                    72,763           65,905            57,967
       Other Assets                                                  336,344          335,699           267,073
       Property, Plant and Equipment, Net                          1,756,903        1,548,191         1,627,090
       Trade Names and Goodwill, Net                               2,189,948        2,024,925         1,867,059
                                                                  ----------       ----------        ----------
               TOTAL ASSETS                                       $7,261,825       $6,724,088        $6,289,155
                                                                  ==========        =========        ==========
       LIABILITIES AND STOCKHOLDERS' EQUITY
       Current Liabilities
          Notes payable                                              $23,492          $97,291           $94,634
          Accounts payable                                           342,406          376,596           322,080
          Accrued compensation                                       126,970          113,373           110,471
          Other accrued liabilities                                  781,122          892,481           610,618
          Income taxes                                                73,122                -            26,744
          Current portion of long-term debt                          203,714          150,142             7,334
                                                                  ----------       ----------        ----------
               TOTAL CURRENT LIABILITIES                           1,550,826        1,629,883         1,171,881
       Long-Term Debt                                              2,314,774        1,455,779         1,393,865
       Other Non-Current Liabilities                                 352,633          354,107           374,293
       Deferred Income Taxes                                          93,165           85,655             4,527
       Minority Interest                                               1,788            1,658               857
       Company-Obligated Mandatorily Redeemable
         Convertible Preferred Securities of a
         Subsidiary Trust                                            499,998          500,000           500,000
       Stockholders' Equity
          Common Stock, $1 per share par value, with
               authorized shares of 800.0 million in 2000
               and 1999; 400.0 million in 1998                       282,174          282,026           281,747
          Outstanding shares:
          2000 - 282.2 million
          1999 - 282.0 million
          1998 - 281.7 million
       Treasury Stock, at cost                                      (407,456)          (2,760)          (21,607)
               Shares held:
               2000 - 15.6 million
               1999 - 0.1 million
               1998 - 0.6 million
          Additional paid-in capital                                 215,911          213,112           204,709
          Retained earnings                                        2,530,864        2,334,609         2,465,064
          Accumulated other comprehensive loss                      (172,852)        (129,981)          (86,181)
                                                                  ----------       ----------        ----------
               TOTAL STOCKHOLDERS' EQUITY                          2,448,641        2,697,006         2,843,732
                                                                  ----------       ----------        ----------
               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $7,261,825       $6,724,088        $6,289,155
                                                                  ==========        =========         =========
     See notes to consolidated financial statements.




     NEWELL RUBBERMAID INC.

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                                                                                       ACCUMULATED      CURRENT
                                                                                                          OTHER          YEAR
                                                                              ADDITIONAL                 COMPRE-        COMPRE-
                                                       COMMON     TREASURY     PAID-IN     RETAINED      HENSIVE        HENSIVE
                                                        STOCK      STOCK       CAPITAL     EARNINGS       INCOME        INCOME
                                                       ------     --------    ----------   --------     ----------      -------
       (In thousands, except per share data)
       BALANCE AT DECEMBER 31, 1997                   $281,338   $(34,667)    $199,509  $2,195,716        $19,521
       Net income                                                                          481,834                     $481,834
       Other comprehensive income:
          Unrealized gain on securities available
             for sale, net of $23.5 million tax                                                            33,850        33,850
          Reclassification adjustment for gains
             realized in net income, net of $74.7
             million tax                                                                                 (116,800)     (116,800)
          Foreign currency translation adjustments                                                        (22,752)      (22,752)
                                                                                                                       --------
               Total comprehensive income                                                                              $376,132
                                                                                                                       ========
       Cash dividends:
          Common Stock $0.76 per share                                                    (212,486)
       Exercise of stock options                           409     13,013         9,877
       Other                                                           47        (4,677)
                                                       -------    -------       -------   ---------        -------
       BALANCE AT DECEMBER 31, 1998                    281,747    (21,607)      204,709   2,465,064        (86,181)

       Net income                                                                           95,437                      $95,437
       Other comprehensive income:
          Unrealized gain on securities available
             for sale, net of $2.3 million tax                                                              3,545         3,545
          Reclassification adjustment for losses
             realized in net income, net of $0.4
             million tax                                                                                      700           700
          Foreign currency translation adjustments                                                        (48,045)      (48,045)
                                                                                                                        -------
               Total comprehensive income                                                                               $51,637
                                                                                                                        =======
       Cash dividends:
          Common Stock $0.80 per share                                                    (225,774)
       Exercise of stock options                           279     16,316         7,699
       Other                                                        2,531           704        (118)
                                                       -------    -------       -------   ---------        -------
       BALANCE AT DECEMBER 31, 1999                    282,026     (2,760)      213,112   2,334,609       (129,981)

       Net income                                                                          421,575                     $421,575
       Other comprehensive income:
          Unrealized loss on securities available
             for sale, net of $(0.7) million tax                                                           (1,201)       (1,201)
          Foreign currency translation adjustments                                                        (41,670)      (41,670)
                                                                                                                        -------
               Total comprehensive income                                                                              $378,704
       Cash dividends:
          Common Stock $0.84 per share                                                    (225,083)
       Exercise of stock options                           148       (190)        1,495
       Common Stock repurchase                                   (402,962)
       Other                                                       (1,544)        1,304        (237)
                                                       -------    -------       -------     -------        -------
       BALANCE AT DECEMBER 31, 2000                   $282,174  $(407,456)     $215,911  $2,530,864      $(172,852)
                                                      ========   ========      ========   =========      =========





   NEWELL RUBBERMAID INC.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2000, 1999,
   1998

   1.   SIGNIFICANT ACCOUNTING POLICIES

        PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Newell Rubbermaid Inc. and its majority owned subsidiaries (the "Company") after elimination of intercompany accounts and transactions.

        On March 24, 1999, Newell Co. ("Newell") completed a merger with Rubbermaid Incorporated ("Rubbermaid") in which Rubbermaid became a wholly owned subsidiary of Newell. Simultaneously with the consummation of the merger, Newell changed its name to Newell Rubbermaid Inc. The merger was accounted for as a pooling of interests and the financial statements have been restated to combine retroactively Rubbermaid's financial statements with those of Newell as if the merger had occurred at the beginning of the earliest period presented.

        USE OF ESTIMATES: The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenue and expenses and related disclosures. Actual results could differ from those estimates.

        RECLASSIFICATIONS: Certain 1999 and 1998 amounts have been reclassified to conform with the 2000 presentation.

        REVENUE RECOGNITION: Sales of merchandise are recognized upon shipment to customers and when all substantial risks of ownership change.

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, which clarified the existing accounting rules for revenue recognition. SAB No. 101 (as modified by SAB No. 101 A and B) was adopted by the Company in the first quarter of 2000. The Company's revenue recognition policy did not change with the adoption of SAB No. 101.

        DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        LONG-TERM DEBT: The fair value of the Company's long-term debt issued under the medium-term note program is estimated based on quoted market prices which approximate cost. All other significant long-term debt is pursuant to floating rate instruments whose carrying amounts approximate fair value.

        COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST: The fair value of the $500.0 million company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust was $328.1 million at December 31, 2000 based on quoted market prices.



        CASH AND CASH EQUIVALENTS: Cash and highly liquid short-term investments having a maturity of three months or less.

        ALLOWANCES FOR DOUBTFUL ACCOUNTS: Allowances for doubtful accounts at December 31 totaled $36.1 million in 2000, $41.9 million in 1999 and $34.2 million in 1998.

        INVENTORIES: Inventories are stated at the lower of cost or market value. Cost of certain domestic inventories (approximately 64%, 72% and 72% of total inventories at December 31, 2000, 1999 and 1998, respectively) was determined by the "last-in, first-out" ("LIFO") method; for the balance, cost was determined using the "first-in, first-out" ("FIFO") method. If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $15.9 million, $11.4 million and $14.2 million at December 31, 2000, 1999 and 1998, respectively. Inventory reserves (excluding LIFO reserves) at December 31 totaled $114.6 million in 2000, $119.4 million in 1999 and $113.8 million in 1998. The components of inventories, net of the LIFO reserve, were as follows:

    DECEMBER 31,                            2000       1999       1998
    ------------                            ----       ----       ----
    (In millions)
    Materials and supplies                $244.8     $240.0     $223.8
    Work in process                        165.3      149.5      137.2
    Finished products                      852.5      645.3      672.5
                                        --------   --------   --------
                                        $1,262.6   $1,034.8   $1,033.5
                                        ========   ========   ========

        OTHER LONG-TERM INVESTMENTS: The Company has a 49% ownership interest in American Tool Companies, Inc., a manufacturer of hand tools and power tool accessory products marketed primarily under the Vise-Grip{R} and Irwin{R} trademarks. This investment is accounted for on the equity method with a net investment of $72.8 million at December 31, 2000.

        LONG-TERM MARKETABLE EQUITY SECURITIES: Long-term marketable equity securities classified as available for sale are carried at fair value with adjustments to fair value reported separately, net of tax, as a component of accumulated other comprehensive income (and excluded from earnings). Gains and losses on the sales of long-term marketable equity securities are based upon the average cost of securities sold. On March 8, 1998, the Company sold 7,862,300 shares it held in The Black & Decker Corporation. The Black & Decker transaction resulted in net proceeds of approximately $378.3 million and a net pre-tax gain, after fees and expenses, of approximately $191.5 million. Long-term marketable equity securities are summarized as follows:



    DECEMBER 31,                           2000       1999       1998
    ------------                           ----       ----       ----
    (In millions)

    Aggregate market value                 $9.2      $10.8      $19.3
    Aggregate cost                         11.0       10.6       26.0
                                          -----      -----      -----
    Unrealized pre-tax (loss) gain        $(1.8)      $0.2      $(6.7)
                                          =====      =====      =====

        PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment consisted of the following:

    DECEMBER 31,                          2000       1999       1998
    ------------                          ----       ----       ----
    (In millions)
    Land                               $   60.7   $   63.4   $   62.1
    Buildings and improvements            736.1      691.3      721.9
    Machinery and equipment             2,421.6    2,200.7    2,166.9
                                        -------    -------    -------
                                        3,218.4    2,955.4    2,950.9
    Accumulated depreciation           (1,461.5)  (1,407.2)  (1,323.8)
                                        -------    -------    -------

                                       $1,756.9   $1,548.2   $1,627.1
                                        =======    =======    =======

        Replacements and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense. The components of depreciation are provided by annual charges to income calculated to amortize, principally on the straight-line basis, the cost of the depreciable assets over their depreciable lives. Estimated useful lives determined by the Company are: buildings and improvements (5-40 years) and machinery and equipment (2-15 years).

        TRADE NAMES AND GOODWILL: The cost of trade names and goodwill represents the excess of cost over identifiable net assets of businesses acquired. The Company does not allocate such excess cost to trade names separate from goodwill. In addition, the Company may allocate excess cost to other identifiable intangible assets and record such intangible assets in Other Assets (long-term). Trade names and goodwill are amortized over 40 years and other identifiable intangible assets are amortized over 5 to 40 years. Trade names and goodwill and other identifiable intangible assets, respectively, consisted of the following:



                        NET TRADE NAMES AND GOODWILL


    DECEMBER 31,                           2000       1999       1998
    ------------                           ----       ----       ----
    (In millions)

    Cost                                 $2,485.8   $2,270.5   $2,068.7
    Accumulated amortization               (295.9)    (245.6)    (201.6)
                                          -------    -------    -------
                                         $2,189.9   $2,024.9   $1,867.1
                                          =======    =======    =======

                 NET OTHER IDENTIFIABLE INTANGIBLE ASSETS<1>

    December 31                            2000       1999       1998
    -----------                            ----       ----       ----
    (In millions)

    Cost                                   $96.1      $93.0    $131.2
    Accumulated amortization               (34.7)     (34.3)    (37.6)
                                          ------     ------    ------
                                           $61.4      $58.7     $93.6
                                          ====.-     ======    ======

   <1> Recorded in Other Assets

        LONG-LIVED ASSETS: Subsequent to an acquisition, the Company periodically evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. If factors indicate that long-lived assets should be evaluated for possible impairment, the Company would use an estimate of the relevant business' undiscounted net cash flow over the remaining life of the long-lived assets in measuring whether the carrying value is recoverable. An impairment loss would be measured by reducing the carrying value to fair value, based on a discounted cash flow analysis.

        ACCRUED LIABILITIES: Accrued liabilities included the following:

    DECEMBER 31,                            2000       1999       1998
    ------------                            ----       ----       ----
    (In millions)

    Customer accruals                    $240.7     $296.6     $190.2
    Accrued self-insurance liability       99.9       92.0       80.2

        Customer accruals are promotional allowances and rebates given to customers in exchange for their selling efforts. The self-insurance accrual is primarily for workers' compensation and product liability and is estimated based upon historical claim experience.



        FOREIGN CURRENCY TRANSLATION: Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to accumulated other comprehensive income. International subsidiaries operating in highly inflationary economies translate non-monetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustment included in net income as other nonoperating (income) expenses. Foreign currency transaction gains and losses were immaterial in 2000, 1999 and 1998.

        ADVERTISING COSTS: The company expenses advertising costs as incurred, including cooperative advertising programs with customers. Total advertising expense was $289.2 million, $285.3 million and $281.5 million for 2000, 1999 and 1998, respectively. Cooperative advertising is recorded in the financial statements as a reduction of sales because it is viewed as part of the negotiated price of products. All other advertising costs are charged to selling, general and administrative expenses.

        RESEARCH AND DEVELOPMENT COSTS: Research and development costs relating to both future and present products are charged to selling, general and administrative expenses as incurred. These costs aggregated $49.4 million, $49.9 million and $44.5 million in 2000, 1999 and 1998, respectively.

        EARNINGS PER SHARE: The earnings per share amounts are computed based on the weighted average monthly number of shares outstanding during the year. "Basic" earnings per share is calculated by dividing net income by weighted average shares outstanding. "Diluted" earnings per share is calculated by dividing net income by weighted average shares outstanding, including the assumption of the exercise and/or conversion of all potentially dilutive securities ("in the money" stock options and company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust).

        A reconciliation of the difference between basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998, respectively, is shown below (in millions, except per share data):


                                                                      "IN THE          CONVERTIBLE
                                                    BASIC              MONEY"           PREFERRED          DILUTED
   2000                                             METHOD         STOCK OPTIONS       SECURITIES           METHOD
   ----                                             ------         -------------       -----------         -------
   Net income                                       $421.6               -                $16.4             $438.0
   Weighted average shares outstanding               268.4               0.1                9.9              278.4
   Earnings per share                                 $1.57                                                   $1.57



                                                                      "IN THE          CONVERTIBLE
                                                    BASIC              MONEY"           PREFERRED          DILUTED
   1999<1>                                          METHOD         STOCK OPTIONS       SECURITIES           METHOD
   ----                                             ------         -------------       ----------          -------
   Net income                                        $95.4               -                  -                $95.4
   Weighted average shares outstanding               281.8               -                  -                281.8
   Earnings per share                                 $0.34                                                   $0.34


                                                                      "IN THE          CONVERTIBLE
                                                    BASIC              MONEY"           PREFERRED          DILUTED
   1998                                             METHOD         STOCK OPTIONS       SECURITIES           METHOD
   ----                                             ------         -------------       ----------          -------
   Net income                                       $481.8               -                $15.7             $497.5
   Weighted average shares outstanding               280.7               1.3                9.9              291.9
   Earnings per share                                 $1.72                                                   $1.70


  <1> Diluted earnings per share for 1999 exclude the impact of "in the money"
      stock options and convertible preferred securities because they are antidilutive.


              COMPREHENSIVE INCOME: Comprehensive income and accumulated other comprehensive income encompass net income, net after-tax unrealized gains on securities available for sale and foreign currency translation adjustments in the Consolidated Statements of Stockholders' Equity and Comprehensive Income.

        The following table displays the components of accumulated other comprehensive income:

                                AFTER-TAX                   ACCUMULATED
                                UNREALIZED      FOREIGN        OTHER
                              GAINS/(LOSSES)   CURRENCY    COMPREHENSIVE
                              ON SECURITIES   TRANSLATION INCOME/(LOSSES)
                              --------------  ----------- ---------------
   (In millions)

   Balance at Dec. 31, 1997        $78.8        $(59.3)        $19.5
   Current year change             (82.9)        (22.8)       (105.7)
                                   -----         -----         -----

   Balance at Dec. 31, 1998         (4.1)        (82.1)        (86.2)
   Current year change               4.2         (48.0)        (43.8)
                                   -----         -----         -----

   Balance at Dec. 31, 1999          0.1        (130.1)       (130.0)
   Current year change              (1.2)        (41.7)        (42.9)
                                   -----         -----         -----

   Balance at Dec. 31, 2000        $(1.1)      $(171.8)      $(172.9)
                                   =====       =======       =======

        ACCOUNTING PRONOUNCEMENTS: Since June 1998, the Financial
   Accounting Standards Board ("FASB") has issued SFAS Nos. 133, 137 and 138 related to "Accounting for Derivative Instruments and Hedging



   Activities" ("SFAS No. 133, as amended" or "Statements"). These Statements establish accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. The Statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met, in which case the gains or losses would offset the related results of the hedged item. These Statements require that, as of the date of initial adoption, the impact of adoption be recorded as a cumulative effect of a change in accounting principle. To the extent that these amounts are recorded in other comprehensive income, they will be reversed into earnings in the period in which the hedged transaction occurs. The impact of adopting these Statements on January 1, 2001 resulted in a cumulative after-tax gain of approximately $13.0 million recorded in accumulated other comprehensive income and had no material impact on net income. The adoption resulted in an increase in assets and liabilities of approximately $99.0 million and $86.0 million, respectively.

        In May 2000, the Emerging Issues Task Force ("EITF"), a subcommittee of the FASB, issued EITF No. 00-10 "Accounting for Shipping and Handling Fees and Costs." EITF No. 00-10 requires that amounts billed to customers related to shipping and handling costs be classified as revenue and all expenses related to shipping and handling be classified as a cost of products sold. Historically, these revenues and costs have been netted together and deducted from gross sales to arrive at net sales. The net sales and cost of products sold have been restated for this change. The impact of this change increased net sales and costs of products sold by $286.1 million, $298.7 million and $309.5 million for the years ended December 2000, 1999 and 1998, respectively. There is no impact on gross income resulting from this change.

        Also in May 2000, the EITF issued EITF No. 00-14 "Accounting for Certain Sales Incentives." The EITF subsequently amended the transition provisions of this issue in November 2000. EITF No. 00-14 prescribes guidance regarding timing of recognition and income statement classification of costs incurred for certain sales incentive programs. This guidance requires certain coupons, rebate offers and free products offered concurrently with a single exchange transaction to be recognized when incurred, and reported as a reduction of revenue.

        In January 2001, the EITF issued EITF No. 00-22 "Accounting for Points' and Certain Other Time-Based or Volume-Based Sales Incentive
   Offers, and Offers for Free Products or Services to Be Delivered in the Future." EITF No. 00-22 prescribes guidance regarding timing of recognition and income statement classification of costs incurred in connection with offers of "free" products or services that are exercisable by an end consumer as a result of a single exchange transaction with the retailer which will not be delivered by the vendor until a future date. This guidance requires certain rebate offers and free products that are delivered subsequent to a single exchange transaction to be recognized when incurred, and reported as a reduction of revenue.

        The effective dates of EITF No. 00-14 and EITF No. 00-22 are March 31, 2001 and June 30, 2001, respectively. The Company's adoption of both EITF No. 00-14 and EITF No. 00-22 on December 31, 2000 did not impact the results of operations, because the Company's past and current accounting policy is to report such costs as reductions in revenue.


   2.   ACQUISITIONS OF BUSINESSES

   2000
   ----

        The Company acquired Mersch SA on January 24, 2000 and Brio on May 24, 2000. Both are manufacturers and suppliers of picture frames in Europe, and now operate as part of Newell Photo Fashion Europe.

        The Company acquired the stationery products business of The Gillette Company ("Paper Mate/Parker") on December 29, 2000. The U.S. and Canadian operations were merged into Sanford North America, while all other operations were consolidated into Sanford International.

        For these and for other minor acquisitions, the Company paid $582.7 million in cash and assumed $15.5 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective acquisition dates. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $241.3 million.

        The Company's finalized integration plans may include exit costs for certain plants and product lines and employee terminations associated with the integration of Mersch and Brio into Newell Photo Fashion Europe and Paper Mate/Parker into Sanford North America and Sanford International. The final adjustments to the purchase price allocations are not expected to be material to the consolidated financial statements.

        The unaudited consolidated results of operations for the years ended December 31, 2000 and 1999 on a pro forma basis, as though the Mersch, Brio and Paper Mate/Parker businesses (as well as the 1999 acquisitions of Ateliers, Reynolds, McKechnie and Ceanothe) had been acquired on January 1, 1999, are as follows (unaudited):



   YEAR ENDED DECEMBER 31,                       2000           1999
   -----------------------                       ----           ----
   (In millions, except per share amounts)

   Net sales                                   $7,489.7       $7,688.8
   Net income                                     390.2           83.3
   Earnings per share (basic)                      $1.45          $0.30


   1999
   ----

        On April 2, 1999, the Company purchased Ateliers 28, a manufacturer and marketer of decorative and functional drapery hardware in Europe. Ateliers operates as part of Newell Window
   Fashions Europe.

        On October 18, 1999, the Company purchased a controlling interest in Reynolds S.A., a manufacturer and marketer of writing instruments in Europe. Reynolds operates as part of Sanford International. By December 31, 1999, the Company owned 100% of Reynolds.

        On October 29, 1999, the Company acquired the consumer products division of McKechnie plc, a manufacturer and marketer of drapery hardware and window furnishings, shelving and storage products, cabinet hardware and functional trims. The drapery hardware and window furnishings portion of McKechnie operates as part of Newell Window Fashions Europe; the remaining portion of McKechnie operates as Newell Hardware Europe.

        On December 29, 1999, the Company acquired Ceanothe Holding, a manufacturer of picture frames and photo albums in Europe. Ceanothe operates as part of Newell Photo Fashion Europe.

        For these and for other minor acquisitions, the Company paid $400.1 million in cash and assumed $45.1 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $296.7 million.

        The Company began to formulate integration plans for these acquisitions as of their respective acquisition dates. The integration plans for these acquisitions were finalized during 2000 and resulted in total integration liabilities of $37.6 million for exit costs and employee terminations. As of December 31, 2000, $9.7 million of reserves remain for the restructuring charges recorded in 1999.



   1998
   ----

        On January 21, 1998, the Company acquired Curver Consumer
   Products. Curver is a manufacturer and marketer of plastic housewares products in Europe and operates as part of Rubbermaid Europe.

        On March 27, 1998, the Company acquired Swish Track and Pole from Newmond plc. Swish is a manufacturer and marketer of decorative and functional window furnishings in Europe and operates as part of Newell Window Fashions Europe.

        On May 19, 1998, the Company acquired certain assets of Century Products. Century is a manufacturer and marketer of infant products such as car seats, strollers and infant carriers and operates as part of the Graco/Century division.

        On June 30, 1998, the Company purchased Panex S.A. Industria e Comercio, a manufacturer and marketer of aluminum cookware products based in Brazil. Panex operates as part of the Mirro division.

        On August 31, 1998, the Company purchased the Gardinia Group, a manufacturer and supplier of window treatments based in Germany. Gardinia operates as part of Newell Window Fashions Europe.

        On September 30, 1998, the Company purchased the Rotring Group, a manufacturer and supplier of writing instruments, drawing instruments, art materials and color cosmetic products based in Germany. The writing and drawing instruments portion of Rotring operates as part of Sanford International. The art materials portion of Rotring operates as part of Sanford North America. The color cosmetic products portion of Rotring operates as a separate U.S. division, Cosmolab.

        For these and for other minor acquisitions, the Company paid $615.7 million in cash and assumed $99.5 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $387.1 million.

        The Company began to formulate integration plans for these and other minor acquisitions as of their respective acquisition dates. The integration plans for these acquisitions were finalized during 1999 and resulted in total integration liabilities of $84.7 million for exit costs and employee terminations. As of December 31, 2000, no reserves remain for the restructuring charges recorded in 1998.

   MERGERS

        On May 7, 1998, a subsidiary of the Company merged with Calphalon Corporation, a manufacturer and marketer of gourmet cookware. The Company issued approximately 3.1 million shares of Common Stock for all of the Common Stock of Calphalon. This transaction was accounted for as a pooling of interests; therefore, prior financial statements were restated to reflect this merger. Calphalon now operates as a separate division of the Company.

        On March 24, 1999, the Company completed the Rubbermaid merger. The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. Newell issued .7883 Newell Rubbermaid shares for each outstanding share of Rubbermaid Common Stock. A total of 119.0 million shares (adjusted for fractional and dissenting shares) of the Company's Common Stock were issued as a result of the merger, and Rubbermaid's outstanding stock options were converted into options to purchase approximately 2.5 million Newell Rubbermaid common shares.

        No adjustments were made to the net assets of the combining companies to adopt conforming accounting practices or fiscal years other than adjustments to eliminate the accounting effects related to Newell's purchase of Rubbermaid's office products business ("Eldon") in 1997. Because the Newell Rubbermaid merger was accounted for as a pooling of interests, the accounting effects of Newell's purchase of Eldon have been eliminated as if Newell had always owned it.

        The following table presents a reconciliation of net sales and net income (loss) for Newell, Rubbermaid and Calphalon individually to those presented in the accompanying consolidated financial statements:

    YEAR ENDED DECEMBER 31,                  1999           1998
    -----------------------                  ----           ----
    (In millions)

    Net sales:
       Newell                              $4,022.2       $3,747.5
       Rubbermaid                           2,565.0        2,637.4
       Calphalon                              124.6          108.3
                                           --------       --------
                                           $6,711.8       $6,493.2
                                           ========       ========
    Net income (loss):
       Newell                                $273.1         $405.9
       Rubbermaid                            (189.8)          82.9
       Calphalon                               12.1           (7.0)
                                           --------       --------
                                              $95.4         $481.8
                                           ========       ========

   DIVESTITURES

        On April 29, 1998, the Company sold its Decora decorative coverings product line. On August 21, 1998, the Company sold its Stuart Hall school supplies and stationery business. On September 9, 1998, the Company sold its Newell Plastics plastic storage and serveware business. The pre-tax net gain on the sales of these businesses was $59.8 million, which was primarily offset by nondeductible goodwill, resulting in a net after-tax gain of $15.1 million. Sales for these businesses prior to their divestitures were approximately $136 million in 1998.


   3.   RESTRUCTURING COSTS

   2000
   ----

        During 2000, the Company recorded pre-tax restructuring charges of $48.6 million ($29.9 million after taxes) related primarily to the continued Rubbermaid integration and plant closures in the Home Decor segment. The Company incurred employee severance and termination benefit costs of $26.8 million related to approximately 700 employees terminated in 2000. Such costs included $10.2 million of severance and government mandated settlements for facility closures at Rubbermaid Europe, $6.7 million of change in control payments made to former Rubbermaid executives, $6.3 million for employee terminations at the domestic Rubbermaid divisions and $3.6 million in severance at the Home Decor segment. The Company incurred merger transaction costs of $11.2 million related primarily to legal settlements for Rubbermaid's 1998 sale of a former division and other merger related contingencies resolved in 2000. Additionally, the Company incurred facility and product line exit costs of $10.6 million related primarily to the closure of five European Rubbermaid facilities, three window furnishings facilities and the exit of various Rubbermaid product lines.

        As of December 31, 2000, $21.9 million of reserves remain for restructuring charges recorded during 2000, 1999 and 1998. These reserves consist of $11.4 million for facility and product line exit costs, $4.6 million in contractual future maintenance costs on abandoned Rubbermaid computer software, $3.3 million for employee severance and termination benefits, and $2.6 million in other merger transaction costs.

   1999
   ----

        During 1999, the Company recorded pre-tax restructuring charges of $246.4 million ($195.7 million after tax) related primarily to the integration of the Rubbermaid businesses into Newell. Merger transaction costs of $39.9 million related primarily to investment banking, legal and accounting costs for the Newell/Rubbermaid merger. Employee severance and termination benefits of $101.9 million related to approximately 750 employees terminated in 1999. Such costs include $80.9 million of change in control payments made to former Rubbermaid executives and $21.0 million in severance and termination costs at Rubbermaid's former headquarters ($5.5 million), Rubbermaid Home Products division ($6.9 million), Rubbermaid Europe division ($4.0 million), Little Tikes division ($2.7 million), Rubbermaid Commercial Products division ($0.7 million) and Newell divisions ($1.2 million). Facility and product line exit costs totaled $104.6 million, representing $72.0 million of impaired Rubbermaid centralized computer software (abandoned as a result of converting Rubbermaid onto existing Newell centralized computer software) and $32.6 million in costs related to discontinued product lines ($4.8 million), the closure of seven Rubbermaid facilities ($10.2 million), write-off of assets associated with abandoned projects ($10.3 million) and impaired assets ($5.7 million) and other exit costs ($1.6 million).

   1998
   ----

        During January 1998, Rubbermaid announced a series of restructuring initiatives to establish a central global procurement organization and to consolidate, automate and/or relocate its worldwide manufacturing and distribution operations. During 1998, Rubbermaid recorded pre-tax charges of $115.2 million ($74.9 million after tax). The 1998 restructuring charge included $16.0 million relating to employee severance and termination benefits for approximately 600 sales and administrative employees, $53.4 million for costs to exit business activities at five facilities and $45.8 million to write-down impaired long-lived assets to their fair value. The $53.4 million charge for costs to exit business activities related to exit plans for the closure of a plastics houseware molding and warehouse operation in the State of New York, the closure of a commercial play systems warehouse and manufacturing facility in Australia, the closure of a cleaning products manufacturing operation in North Carolina, the elimination of Rubbermaid's Asia Pacific regional headquarters and the related joint venture in Japan and the closure of a distribution facility in France. The exiting of the operations described above necessitated a revaluation of cash flows related to those operations, resulting in a $45.8 million charge to write-down $26.0 million of fixed assets and $19.8 million of goodwill to fair value. Rubbermaid determined that the future cash flows on an undiscounted basis (before taxes and interest) were not sufficient to cover the carrying value of the long-lived assets affected by those decisions. Management determined the fair value of these assets using discounted cash flows.


   4.   CREDIT ARRANGEMENTS

        The Company has short-term foreign and domestic committed and uncommitted lines of credit with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to the discretion of the lender. The Company's lines of credit do not have a material impact on the Company's liquidity. Borrowings under these lines of credit at December 31, 2000 totaled $23.5 million. The following is a summary of borrowings under foreign and domestic lines of credit:




    DECEMBER 31,                                2000     1999     1998
    ------------                                ----     ----      ---
    (In millions)

    Notes payable to banks:
       Outstanding at year-end
       - borrowing                              $23.5    $97.3    $94.6
       - weighted average interest rate           8.6%     6.8%     5.8%
       Average for the year
       - borrowing                              $61.1    $59.1   $144.7
       - weighted average interest rate           7.7%     9.9%     6.1%
    Maximum outstanding during the year        $178.0    $97.3   $205.1


        The Company can also issue commercial paper (as described in note 5 to the consolidated financial statements), as summarized below:


    DECEMBER 31,                                2000     1999     1998
    ------------                                ----     ----     ----
    (In millions)

    Commercial paper:
         Outstanding at year-end
         - borrowing                         $1,503.7   $718.5   $500.2
         - average interest rate                  6.6%     5.9%     5.5%
         Average for the year
         - borrowing                           $987.5   $534.9   $620.4
         - average interest rate                  6.3%     5.2%     5.5%
    Maximum outstanding during the year      $1,503.7   $807.0 $1,028.8

   5.   LONG-TERM DEBT

        The following is a summary of long-term debt:

    DECEMBER 31,                        2000        1999         1998
    ------------                        ----        ----         ----
    (In millions)

    Medium-term notes                 $1,012.5       $859.5      $883.5
    Commercial paper                   1,503.7        718.5       500.2
    Other long-term debt                   2.3         27.9        17.5
                                      --------     --------    --------
                                       2,518.5      1,605.9     1,401.2
    Current portion                     (203.7)      (150.1)       (7.3)
                                      --------     --------    --------
                                      $2,314.8     $1,455.8    $1,393.9
                                      ========     ========    ========

        The Company has a revolving credit agreement of $1,300.0 million that will terminate in August 2002. During 2000, the Company entered into a new 364-day revolving credit agreement in the amount of $700.0 million. This revolving credit agreement will terminate in October



   2001. At December 31, 2000, there were no borrowings under these revolving credit agreements.

        In lieu of borrowings under the Company's revolving credit agreements, the Company may issue up to $2,000.0 million of commercial paper. The Company's revolving credit agreements provide the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreements. At December 31, 2000, $1,503.7 million (principal amount) of commercial paper was outstanding. Of this amount, $1,300.0 million is classified as long-term debt and the remainder of $203.7 million is classified as current portion of long-term debt.

        The revolving credit agreements permit the Company to borrow funds on a variety of interest rate terms. These agreements require, among other things, that the Company maintain a certain Total
   Indebtedness to Total Capital Ratio, as defined in the agreements. As of December 31, 2000, the Company was in compliance with these agreements.

        The Company had outstanding at December 31, 2000 a total of $1,012.5 million (principal amount) of medium-term notes. The maturities on the Company's medium-term notes range from 3 to 30 years at an average interest rate of 6.34%.

        A universal shelf registration statement became effective in July 1999. As of December 31, 2000, $449.5 million of Company debt and equity securities may be issued under the shelf.

        The aggregate maturities of long-term debt outstanding are as follows:

    DECEMBER 31,            Aggregate Maturities
    ------------            --------------------
    (In millions)

    2001                           $203.7
    2002                          1,400.0
    2003                            415.5
    2004                              -
    2005                             22.0
    Thereafter                      477.3
                                 --------
                                 $2,518.5
                                 ========

   6. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

        In 1997, a wholly owned trust of the Company issued 10.0 million of 5.25% convertible quarterly income preferred securities ("Preferred Securities") to certain institutional buyers. Each of the Preferred Securities represents an undivided beneficial interest in the assets of the trust, is convertible at the option of the holder into shares of the Company's Common Stock at the rate of 0.9865 shares of Common Stock (equivalent to the approximate conversion price of $50.685 per share of Common Stock), subject to adjustment in certain circum-stances, has a $50 liquidation preference and is entitled to a quarterly cash distribution at the annual rate of $2.625 per share. The Preferred Securities are guaranteed by the Company and are callable initially at 103.15% of the liquidation preference beginning in December 2001 and decreasing over time to 100% in December 2007.

        The trust invested the proceeds of the Preferred Securities in $500.0 million Company 5.25% Junior Convertible Subordinated Debentures due 2027 ("Debentures"). The Debentures are the sole assets of the trust, mature on December 1, 2027, bear interest at the annual rate of 5.25%, payable quarterly, and are redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures, but has no current intention to, for a period of up to 20 consecutive quarters during which distribution payments on the Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its capital stock or debt securities that do not rank senior to the Debentures.


   7.   DERIVATIVE FINANCIAL INSTRUMENTS

        The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage certain interest rate and foreign currency risks.

        The Company has entered into several interest rate swap agreements as a means of converting certain floating rate debt instruments into fixed rate debt. Cash flows related to these interest rate swap agreements are included in interest expense over the terms of the agreements, which range from three to seven years in maturity. At December 31, 2000, the Company had an outstanding notional principal amount of $912.6 million, with a net accrued interest receivable of $3.4 million. The termination value of these contracts is not included in the consolidated financial statements since these contracts represent the hedging of long-term activities to be amortized in future reporting periods.

        The Company utilizes forward exchange contracts to manage foreign exchange risk related to both known and anticipated intercompany and third-party commercial transaction exposures of one year duration or less.

        The Company also utilizes cross-currency swaps to hedge long-term intercompany transactions. The maturities on these cross-currency swaps range from three to five years.

        The following table summarizes the Company's forward exchange contracts, foreign currency swaps and long-term cross-currency swaps in U.S. dollars by major currency and contractual amount. The "buy"



   amounts represent the U.S. equivalent of commitments to purchase foreign currencies, and the "sell" amounts represent the U.S. equivalent of commitments to sell foreign currencies according to local needs in foreign subsidiaries. The contractual amounts of significant forward exchange contracts, foreign currency swaps and long-term cross-currency swaps and their fair value were as follows:


    DECEMBER 31,                         2000               1999
    ------------                      ----------         ----------
    (In millions)
                                     BUY      SELL      BUY     SELL
                                     ---      ----      ---     ----

    Australian dollars              $  -     $  8.6   $  -     $  -
    British pounds                     1.6    165.2      1.1    172.8
    Canadian dollars                 149.4     24.0     71.1      -
    Euro                               0.2    350.2      4.9    490.8
    Japanese yen                       -        -        -        4.1
    Swedish krona                      -        -        -       12.5
    Swiss francs                       -        -        8.0      -
                                    ------   ------   ------   ------
                                    $151.2   $548.0   $ 85.1   $680.2
                                    ======   ======   ======   ======
    Fair Value                      $146.9   $508.4   $ 84.5   $665.7
                                    ======   ======   ======   ======

        The Company's forward exchange contracts, foreign currency swaps and long-term cross-currency swaps do not subject the Company to risk due to foreign exchange rate movement, since gains and losses on these contracts generally offset losses and gains on the assets, liabilities and other transactions being hedged. The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk but monitors the credit standing of the counterparties.

        Gains and losses related to qualifying hedges of commercial and intercompany transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany loans are marked to market with the corresponding gains or losses included in the consolidated statements of income.


   8.   LEASES

        The Company leases manufacturing and warehouse facilities, real estate, transportation, data processing and other equipment under leases which expire at various dates through the year 2018. Rent expense was $102.9 million, $91.9 million and $79.7 million in 2000, 1999 and 1998, respectively. Future minimum rental payments for operating leases with initial or remaining terms in excess of one year are as follows:



    YEAR ENDING DECEMBER 31,    Minimum Payments
    ------------------------    ----------------
    (In millions)

    2001                              $51.9
    2002                               35.6
    2003                               25.0
    2004                               14.4
    2005                               10.0

    Thereafter                         12.0
                                      -----
                                     $148.9
                                     ======


   9.   EMPLOYEE BENEFIT RETIREMENT PLANS

        The Company and its subsidiaries have noncontributory pension and profit sharing plans covering substantially all of their foreign and domestic employees. Pension plan benefits are generally based on years of service and/or compensation. The Company's funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974 or local statutes to assure that plan assets will be adequate to provide retirement benefits. The Company's Common Stock comprised $46.7 million, $48.7 million and $69.3 million of pension plan assets at December 31, 2000, 1999 and 1998, respectively.

        Total expense under all profit sharing plans was $14.5 million, $12.3 million and $25.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

        In addition to the Company's pension and profit sharing plans, several of the Company's subsidiaries currently provide retiree health care benefits for certain employee groups.

        The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans within the guidelines of SFAS No. 132:




                                                              Pension Benefits             Other Postretirement Benefits
                                                      --------------------------------   --------------------------------
   DECEMBER 31,                                     2000        1999        1998        2000        1999       1998
   ------------                                     ----        ----        ----        ----        ----       ----
   (In millions)
   CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at January 1                 $709.1      $691.1      $578.0      $196.3      $184.0      $175.2
   Service cost                                      29.0        25.4        20.2         3.6         3.5         3.2
   Interest cost                                     48.9        50.1        43.9        12.9        12.6        12.8
   Amendments                                         3.8         6.5         2.2         -          (0.5)        -
   Actuarial (gain)/loss                             (0.7)      (59.6)       34.3       (31.4)       11.9         7.8
   Acquisitions                                       -          50.4        51.3         -           1.7         -
   Currency exchange                                 (2.2)       (5.0)       (0.3)        -           -           -
   Benefits paid from plan assets                   (47.0)      (49.8)      (38.5)      (14.7)      (16.9)      (15.0)
                                                   ------      ------      ------      ------      ------      ------
   Benefit obligation at December 31               $740.9      $709.1      $691.1      $166.7      $196.3      $184.0
                                                   ======      ======      ======      ======      ======      ======

   CHANGE IN PLAN ASSETS
   Fair value of plan assets at January 1          $858.6      $713.8      $738.4        $-         $ -         $ -
   Actual return on plan assets                      76.4       119.5        (5.9)        -           -           -
   Acquisitions                                       -          62.3        14.1         -           -           -
   Contributions                                      3.1        11.6         6.5        14.7        16.9        15.0
   Currency exchange                                 (2.8)        1.2        (0.8)        -           -           -
   Benefits paid from plan assets                   (47.0)      (49.8)      (38.5)      (14.7)      (16.9)      (15.0)
                                                   ------      ------      ------      ------      ------      ------
   Fair value of plan assets at December 31        $888.3      $858.6      $713.8      $  -         $ -         $ -
                                                   ======      ======      ======      ====        ======      ======


                                                          Pension Benefits             Other Postretirement Benefits
                                                  --------------------------------    -------------------------------
   DECEMBER 31,                                     2000        1999        1998        2000        1999       1998
                                                    ----        ----       -----        ----        ----       ----
   (In millions )
   FUNDED STATUS
   Funded status at December 31                    $147.4      $149.5       $22.7     $(166.7)    $(196.3)    $(184.0)
   Unrecognized net gain                           (110.7)     (118.9)       (7.9)      (38.6)       (8.0)      (20.2)
   Unrecognized prior service cost                    3.4        (0.9)       (2.0)        -          (0.2)        0.2
   Unrecognized net asset                            (2.2)       (3.3)       (5.0)        -           -           -
                                                   ------      ------      ------      ------      ------     -------
   Net amount recognized                            $37.9       $26.4        $7.8     $(205.3)    $(204.5)    $(204.0)
                                                   ======      ======      ======      ======      ======      ======
   AMOUNTS RECOGNIZED IN THE CONSOLIDATED
      BALANCE SHEETS
   Prepaid benefit cost <1>                        $110.0      $102.9       $71.8        $-          $-          $-
   Accrued benefit cost <2>                         (78.2)      (80.9)      (67.9)     (205.3)     (204.5)     (204.0)
   Intangible asset <1>                               6.1         4.4         3.9         -           -           -
                                                   ------      ------      ------      ------      ------      ------
   Net amount recognized                            $37.9       $26.4        $7.8     $(205.3)    $(204.5)    $(204.0)
                                                   ======      ======      ======      ======      ======      ======




   ASSUMPTIONS AS OF DECEMBER 31
   Discount rate                                      7.5%        7.5%        7.0%        7.5%        7.5%   6.8-7.0%
   Long-term rate of return on plan assets           10.0%       10.0%       10.0%        -           -           -
   Long-term rate of compensation increase            5.0%        5.0%        5.0%        -           -           -
   Health care cost trend rate                        -           -           -           6.0%    7.0-9.0%   7.0-8.0%

   <1> Recorded in Other Non-current Assets
   <2> Recorded in Other Non-current Liabilities


              Net pension (income) expenses and other postretirement benefit expenses include the following components:


                                                          Pension Benefits              Other Postretirement Benefits
                                                    -----------------------------       -----------------------------
   YEAR ENDED DECEMBER 31,                           2000        1999       1998        2000        1999         1998
   -----------------------                           ----        ----       ----        ----        ----         ----
   (In millions)
   Service cost-benefits earned
      during the year                                $29.2       $30.9      $19.3        $3.6        $3.5         $3.3
   Interest cost on projected
      benefit obligation                              49.5        50.9       46.6        12.9        12.6         12.9
   Expected return on plan assets                    (82.8)      (76.7)     (59.0)        -           -            -
   Amortization of:
      Transition asset                                (1.9)       (1.2)      (1.1)       (1.1)       (0.2)        (0.5)
      Prior service cost recognized                   (0.5)       (0.4)      (0.3)        -           -           (0.4)
   Actuarial (gain)/loss                              (1.3)        0.8       (1.8)        -           -            -
                                                     -----       -----      -----       -----       -----        -----
   Net pension (income) expense                      $(7.8)       $4.3       $3.7       $15.4       $15.9        $15.3
                                                     =====       =====      =====       =====       =====        =====


              The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are as follows:


    DECEMBER 31,                              2000      1999      1998
    ------------                              ----      ----      ----
    (In millions)
    Projected benefit obligation             $103.7    $145.2    $147.1
    Accumulated benefit obligation             85.3     131.0     127.5
    Fair value of plan assets                   -        50.8      52.1

   The health care cost trend rate significantly affects the reported postretirement benefit costs and obligations. A one percentage point change in the assumed rate would have the following effects:



                                         1% Increase      1% Decrease
                                         -----------      -----------
    (In millions)
    Effect on total of service and           $1.8            $(1.6)
      interest cost components
    Effect on postretirement benefit         11.9            (11.0)
      obligations


   10.  STOCKHOLDERS' EQUITY

        At December 31, 2000, the Company's Common Stock consists of
   800.0 million authorized shares with a par value of $1 per share.

        On February 7, 2000, the Company announced a stock repurchase program of up to $500.0 million of the Company's outstanding Common Stock. During 2000, the Company repurchased 15.5 million shares of its Common Stock at an average price of $26 per share, for a total cash price of $403.0 million under the program. The repurchase program remained in effect until December 31, 2000 and was financed through the use of working capital and commercial paper.

        Each share of Common Stock includes a stock purchase right (a "Right"). Each Right will entitle the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of Common Stock having a market value of two times the exercise price of $200, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of the Company or announces a tender offer after which it would hold 15% or more of the Company's voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

        Furthermore, if, following the acquisition by a person or group of 15% or more of the Company's voting stock, the Company was acquired in a merger or other business combination or 50% or more of its assets were sold, each Right (other than Rights held by the 15% stockholder) would become exercisable for that number of shares of Common Stock of the Company (or the surviving company in a business combination) having a market value of two times the exercise price of the Right.

        The Company may redeem the Rights at $0.001 per Right prior to the occurrence of an event that causes the Rights to become exercisable for Common Stock.

   11.  STOCK OPTIONS

        The Company's stock option plans are accounted for under Accounting Principles Board Opinion No. 25. As a result, the Company grants fixed stock options under which no compensation cost is recognized. Had compensation cost for the plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

    YEAR ENDED DECEMBER 31,                  2000       1999      1998
    -----------------------                  ----       ----      ----
    (In millions, except per share data)

    Net income:
        As reported                          $421.6     $95.4    $481.8
        Pro forma                             410.5      88.2     477.5
    Diluted earnings per share:
        As reported                            $1.57     $0.34     $1.70

        Pro forma                               1.53      0.31      1.69

        Because the FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

        The Company has authorized 16.3 million shares of Common Stock to be issued under various stock option plans. Under the Company's primary plan (1993 Stock Option Plan) the Company may grant options for up to 14.1 million shares, of which the Company has granted 7.7 million options, and canceled 1.1 million options through December 31, 2000. Under this plan, the option exercise price equals the Common Stock's closing price on the date of the grant, and options vest over a five-year period and expire after ten years.

        The following summarizes the changes in the number of shares of Common Stock under option, including options to acquire Common Stock resulting from the conversion of options under pre-merger Rubbermaid option plans:

                                                             Weighted
                                                             Average
    2000                                      Shares      Exercise Price
    ----                                      ------      --------------
    Outstanding at beginning of year         5,819,824         $35
        Granted                              3,485,263          28
        Exercised                              (97,005)         17
        Canceled                            (1,162,583)         36
                                            ----------
    Outstanding at end of year               8,045,499          32
    Exercisable at end of year               3,215,464          33
                                            ==========
    Weighted average fair value of
       options granted during the year      $        9
                                            ==========



                  OPTIONS OUTSTANDING AT DECEMBER 31, 2000

                                                            Weighted
    Range of             Number           Weighted          Average
    Exercise         Outstanding at        Average         Remaining
    Prices          December 31, 2000  Exercise Price   Contractual Life
    --------        -----------------  --------------   ----------------
    $13-25               614,579             $20                3
     26-35             5,209,505              30                8
     36-45             2,062,615              42                8
     46-50               158,800              48                8
                       ---------
    $13-50             8,045,499              32                8
                       =========



              OPTIONS EXERCISABLE AT DECEMBER 31, 2000

    Range of                  Number               Weighted
    Exercise              Exercisable at           Average
    Prices              December 31, 2000       Exercise Price
    --------            -----------------       --------------
    $13-25                     539,579                $20
     26-35                   1,708,291                 32
     36-45                     910,074                 41
     46-50                      57,520                 48
                             ---------
    $13-50                   3,215,464                 33
                             =========


                                                             Weighted
                                                              Average
    1999                                                     Exercise
    ----                                     Shares            Price
                                             ------          --------
    Outstanding at beginning of year         4,353,147          $32

        Granted                              2,498,980           39
        Exercised                             (842,288)          30
        Canceled                              (190,015)          35
                                             ---------
    Outstanding at end of year               5,819,824           35
                                             =========
    Exercisable at end of year               2,622,352           30
                                             =========
    Weighted average fair value of
    options granted during the year          $      15
                                             =========



   1998
   ----
                                                             Weighted
                                                              Average
                                                             Exercise
                                             Shares            Price
                                             ------          ---------
    Outstanding at beginning of year       3,720,301            $28
        Granted                            1,576,467             38
        Exercised                           (753,261)            23
        Canceled                            (190,360)            30
                                           ---------
    Outstanding at end of year             4,353,147             32
                                           =========
    Exercisable at end of year             3,189,309             30
                                           =========

    Weighted average fair value of
    options granted during the year        $      13
                                           =========

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2000, 1999 and 1998, respectively: risk-free interest rate of 6.5%, 6.6% and 4.1-6.4%; expected dividend yields of 3.0%, 2.0%, and 1.6-2.0%; expected lives of 9.0, 9.0 and 5.0-9.9 years; and expected volatility of 28%, 25% and 20-34%.


   12.  INCOME TAXES

        The provision for income taxes consists of the following:

    YEAR ENDED DECEMBER 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In millions)

    Current:
       Federal                              $154.8     $120.6   $217.1
       State                                  14.9        6.3     26.0
       Foreign                                34.4       18.2     10.3
                                             -----      -----    -----
                                             204.1      145.1    253.4
    Deferred                                  59.8       (9.6)    81.7
                                             -----      -----    -----
                                            $263.9     $135.5   $335.1
                                             =====      =====    =====

        The non-U.S. component of income before income taxes was $84.7 million in 2000, $56.3 million in 1999 and $19.1 million in 1998.



        The components of the net deferred tax asset are as follows:


    DECEMBER 31,                              2000      1999      1998
    ------------                              ----      ----      ----
    (In millions)

    Deferred tax assets:
        Accruals not currently deductible
           for tax purposes                  $158.7     $198.0   $132.9
        Postretirement liabilities             81.8       80.5     78.5
        Inventory reserves                     42.2       28.4     25.3
        Self-insurance liability               32.1       29.5     44.1
        Amortizable intangibles                 9.6       27.2     13.6
        Other                                   9.7        8.7      2.9
                                              -----      -----    -----
                                              334.1      372.3    297.3

    Deferred tax liabilities:
        Accelerated depreciation             (139.6)    (157.5)  (152.1)
        Prepaid pension asset                 (38.8)     (33.7)   (27.1)
        Other                                 (17.0)     (16.2)   (14.4)
                                              -----      -----    -----
                                             (195.4)    (207.4)  (193.6)
                                              -----      -----    -----
        Net deferred tax asset               $138.7     $164.9   $103.7
                                              =====      =====    =====


        The net deferred tax asset is classified in the consolidated balance sheets as follows:

    DECEMBER 31,                              2000      1999      1998
    ------------                              ----      ----      ----
    (In millions)
    Current net deferred income tax asset    $231.9     $250.6   $108.2

    Non-current deferred income tax
    liability                                 (93.2)     (85.7)    (4.5)
                                             ------     ------   ------
                                             $138.7     $164.9   $103.7
                                             ======     ======   ======





        A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows:


    YEAR ENDED DECEMBER 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In percent)

    Statutory rate                            35.0%     35.0%     35.0%
    Add (deduct) effect of:
        State income taxes, net of
          federal income tax effect            2.2       2.7       3.2
        Nondeductible trade names and
          goodwill amortization                1.3       4.2       1.3
        Nondeductible transaction costs        -        19.7       -
        Tax basis differential on sales
          of businesses                        -         -         2.7
        Other                                  -        (2.9)     (1.2)
                                              ----      ----      ----
    Effective rate                            38.5%     58.7%     41.0%
                                              ====      ====      ====

        No U.S. deferred taxes have been provided on the undistributed non-U.S. subsidiary earnings which are considered to be permanently invested. At December 31, 2000, the estimated amount of total unremitted non-U.S. subsidiary earnings is $18.9 million.


   13.  OTHER NONOPERATING EXPENSES (INCOME)

   Total other nonoperating expenses (income) consist of the following:

    Year Ended December 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In millions)

    Equity earnings <1>                      $(8.0)    $(8.1)    $(7.1)
    Interest income                           (5.5)     (9.9)    (14.8)
    Dividend income                           (0.1)     (0.3)     (0.1)
    (Gain)/loss on sale of marketable
      equity securities                        -         1.1    (191.5)
    Gain on sales of businesses                -         -       (59.8)
    Minority interest in income of
      subsidiary trust<2>                     26.7      26.8      26.7
    Currency translation loss                  1.9       1.1       6.0
    Other                                      1.2       1.9       3.5
                                             -----     -----    ------
                                             $16.2     $12.6   $(237.1)
                                             =====     =====   =====.-

   <1>  Primarily relates to the Company's investment in American Tool
        Companies, Inc., in which the Company has a 49% interest.
   <2>  Expense from Convertible Preferred Securities (see note 6).



   14.  OTHER OPERATING INFORMATION

        INDUSTRY SEGMENT INFORMATION

        The Company operates in six reportable operating segments:
   Storage, Organization & Cleaning, Home Decor, Office Products,
   Infant/Juvenile Care & Play, Food Preparation, Cooking & Serving and Hardware & Tools.

                             NET SALES <1> <2>

    YEAR ENDED DECEMBER 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In millions)

    Storage, Organization & Cleaning       $1,833.0  $1,899.5  $2,047.0
    Home Decor                              1,392.4   1,370.4   1,242.9
    Office Products                         1,288.0   1,218.0   1,078.6
    Infant/Juvenile Care & Play               921.0     834.7     751.3
    Food Preparation, Cooking & Serving       774.4     782.2     790.0
    Hardware & Tools                          725.9     607.0     583.4
                                           --------  --------  --------
                                           $6,934.7  $6,711.8  $6,493.2
                                           ========  ========  ========

   <1>  Sales to Wal-Mart Stores, Inc. and subsidiaries amounted to approximately 15% of consolidated net sales in 2000 and 1999, and 14% in 1998. Sales to no other customer exceeded 10% of consolidated net sales.
   <2>  All intercompany transactions have been eliminated.

                            OPERATING INCOME <3>

    Year Ended December 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In millions)
    Storage, Organization & Cleaning         $202.9     $63.3    $208.6
    Home Decor                                168.2     193.7     191.8
    Office Products                           249.3     218.3     212.3
    Infant/Juvenile Care & Play               104.2      16.2      70.2
    Food Preparation, Cooking & Serving       112.0     128.3      97.9
    Hardware & Tools                          120.2     103.7      98.4
    Corporate                                 (76.5)   (133.5)    (83.7)
                                             ------    ------    ------
                                             $880.3    $590.0    $795.5
    Restructuring Costs                       (48.6)   (246.4)   (115.2)
                                             ------    ------    ------
                                             $831.7    $343.6    $680.3
                                             ======    ======    ======

   <3>  Operating income is net sales less cost of products sold and SG&A expenses. Certain headquarters expenses of an operational nature are allocated to business segments and geographic areas primarily on a net sales basis. Trade names and goodwill amortization is considered a corporate expense and not allocated to business segments.



                             IDENTIFIABLE ASSETS

    DECEMBER 31,                              2000      1999       1998
    ------------                              ----      ----       ----
    (In millions)
    Storage, Organization & Cleaning       $1,145.4   $1,155.3    $956.7
    Home Decor                                815.4      818.0     727.3
    Office Products                         1,050.9      720.8     643.0
    Infant/Juvenile Care & Play               497.1      433.9     758.8
    Food Preparation, Cooking & Serving       524.4      539.8     550.0
    Hardware & Tools                          366.9      376.5     268.5
    Corporate<4>                            2,861.7    2,679.8   2,384.9
                                            -------    -------   -------
                                           $7,261.8   $6,724.1  $6,289.2
                                            =======    =======   =======

   <4>  Corporate assets primarily include trade names and goodwill, equity investments and deferred tax assets.

                            CAPITAL EXPENDITURES

    Year Ended December 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In millions)

    Storage, Organization & Cleaning         $144.4     $90.8    $126.5
    Home Decor                                 17.4      21.1      26.5
    Office Products                            42.2      24.9      24.9
    Infant/Juvenile Care & Play                45.0       9.5      39.3
    Food Preparation, Cooking & Serving        36.0      38.0      47.7
    Hardware & Tools                            9.4      10.9      12.6
    Corporate                                  22.2       4.9      41.2
                                             ------    ------    ------
                                             $316.6    $200.1    $318.7
                                             ======    ======    ======

                        DEPRECIATION AND AMORTIZATION

    YEAR ENDED DECEMBER 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In millions)

    Storage, Organization & Cleaning          $78.9     $89.8     $81.9
    Home Decor                                 17.8      18.2      18.0
    Office Products                            33.9      35.7      28.7
    Infant/Juvenile Care & Play                27.7      26.5      33.6
    Food Preparation, Cooking & Serving        36.5      32.3      35.0
    Hardware & Tools                           20.0      12.3      13.2
    Corporate                                  77.8      56.9      53.4
                                             ------    ------    ------
                                             $292.6    $271.7    $263.8
                                             ======    ======    ======




   GEOGRAPHIC AREA INFORMATION


                                  NET SALES
    Year Ended December 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In millions)
    United States                          $5,191.5  $5,135.4  $5,081.5
    Canada                                    308.9     275.6     279.7
                                            -------   -------   -------
        North America                       5,500.4   5,411.0   5,361.2
    Europe                                  1,112.5   1,015.3     894.0
    Central and South America <5>             289.0     253.8     208.2
    All other                                  32.8      31.7      29.8
                                            -------   -------   -------
                                           $6,934.7  $6,711.8  $6,493.2
                                            =======   =======   =======



   <5>  Includes Argentina, Brazil, Colombia, Mexico and Venezuela.


                              OPERATING INCOME

    YEAR ENDED DECEMBER 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    (In millions)

    United States                            $643.4    $276.6    $617.0
    Canada                                     54.5      22.6      16.6
                                             ------    ------    ------
        North America                         697.9     299.2     633.6
    Europe                                     77.2       4.5      24.0
    Central and South America                  53.2      43.6      41.2
    All other                                   3.4      (3.7)    (18.5)
                                             ------    ------    ------
                                             $831.7    $343.6    $680.3
                                             ======    ======    ======



                           IDENTIFIABLE ASSETS <6>

    DECEMBER 31,                              2000      1999      1998
    ------------                              ----      ----      ----
    (In millions)

    United States                          $5,048.8  $4,813.3  $4,648.2
    Canada                                    139.9     157.1     207.0
                                            -------   -------   -------
        North America                       5,188.7   4,970.4   4,855.2
    Europe                                  1,746.4   1,459.8   1,135.2
    Central and South America                 290.2     273.2     276.7
    All other                                  36.5      20.7      22.1
                                            -------   -------   -------
                                           $7,261.8  $6,724.1  $6,289.2
                                            =======   =======   =======

   <6>  Transfers of finished goods between geographic areas are not significant.


   15.  LITIGATION

        The Company is subject to certain legal proceedings and claims, including the environmental matters described below, that have arisen in the ordinary conduct of its business or have been assumed by the Company when it purchased certain businesses. Although management of the Company cannot predict the ultimate outcome of these matters with certainty, it believes that their ultimate resolution, including any amounts it may be required to pay in excess of amounts reserved, will not have a material effect on the Company's consolidated financial statements.

        As of December 31, 2000, the Company was involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party ("PRP") at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws.

        In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company's volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company's prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company's and other parties' status as PRPs is disputed.



        Based on information available to it, the Company's estimate of environmental response costs associated with these matters as of December 31, 2000 ranged between $15.7 million and $21.6 million. As of December 31, 2000, the Company had a reserve equal to $20.0 million for such environmental response costs in the aggregate. No insurance recovery was taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes, except with respect to two long term (30 years) operation and maintenance CERCLA matters which are estimated at present value.

        Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company's estimates.

        Subject to difficulties in estimating future environmental response costs, the Company does not expect that any amount it may be required to pay in connection with environmental matters in excess of amounts reserved will have a material adverse effect on its consolidated financial statements.

        Eight complaints were filed against the Company and certain of its officers and directors in the U.S. District Court for the Northern District of Illinois on behalf of a purported class consisting of persons who purchased Common Stock of the Company, Newell Co. or Rubbermaid Incorporated during the period from October 21, 1998 through September 3, 1999 or exchanged shares of Rubbermaid Common Stock for the Company's Common Stock as part of the Newell Rubbermaid merger. The complaints alleged that during this time period the defendants violated federal securities laws by issuing false and misleading statements concerning the Company's financial condition and results of operations. After the cases were consolidated before a single judge, the court appointed lead plaintiffs for the uncertified class. Plaintiffs then filed a consolidated amended class action complaint consisting of six counts asserting claims under Sections 11, 12(a)(2) and 15 of the Securities Act and Sections 10(b) and 20(a) of the Securities Exchange Act. All defendants moved to dismiss that amended complaint. On October 2, 2000, the court dismissed the amended complaint for failure to state a claim upon which relief may be granted and on November 14, 2000 rejected the plaintiffs' motion for reconsideration of the prior dismissal. The court dismissed the action, and the time for filing an appeal expired with no appeal having been filed. The case is therefore terminated in favor of the Company and the other defendants.



   NEWELL RUBBERMAID INC.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.

   RESULTS OF OPERATIONS

        The following table sets forth for the period indicated items from the Consolidated Statements of Income as a percentage of net sales:

    Year Ended December 31,                   2000      1999      1998
    -----------------------                   ----      ----      ----
    Net sales                                100.0%    100.0%    100.0%
    Cost of products sold                     73.6      74.1      71.9
                                             -----     -----     -----
       GROSS INCOME                           26.4      25.9      28.1

    Selling, general and
        administrative expenses               13.0      16.4      14.9
    Restructuring costs                        0.7       3.7       1.8
    Goodwill amortization
        and other                              0.7       0.7       0.9
                                             -----     -----     -----
        OPERATING INCOME                      12.0       5.1      10.5
    Nonoperating
      expenses (income):
      Interest expense                         1.9       1.5       1.5
      Other, net                               0.2       0.2      (3.6)
                                             -----     -----     -----
      NET NONOPERATING
         EXPENSES (INCOME)                     2.1       1.7      (2.1)
                                             -----     -----     -----
      INCOME BEFORE
         INCOME TAXES                          9.9       3.4      12.6
    Income taxes                               3.8       2.0       5.2
                                             -----     -----     -----
         NET INCOME                            6.1%      1.4%      7.4%
                                             =====     =====     =====

   2000 vs. 1999
   -------------

        Net sales for 2000 were $6,934.7 million, representing an increase of $222.9 million or 3.3% from $6,711.8 million in 1999. Net sales for each of the Company's segments (and the primary reasons for the year-to-year changes) were as follows, in millions:



    YEAR ENDED DECEMBER 31,                   2000      1999    % Change
    -----------------------                   ----      ----    --------
    Storage, Organization & Cleaning       $1,833.0  $1,899.5    (3.5)%
    Home Decor                              1,392.4   1,370.4     1.6%
    Office Products<1>                      1,288.0   1,218.0     5.7%
    Infant/Juvenile Care & Play<2>            921.0     834.7    10.3%
    Food Preparation, Cooking & Serving       774.4     782.2    (0.1)%
    Hardware & Tools<3>                       725.9     607.0    19.6%
                                            -------   -------
                                           $6,934.7  $6,711.8     3.3%
                                            =======   =======


   PRIMARY REASONS FOR CHANGES:

   <1>  4% internal growth* plus sales from the Reynolds acquisition+
        (October 1999).

   <2>  Internal growth.

   <3>  6% internal growth plus sales from the McKechnie acquisition
        (October 1999).

   * Internal growth is defined by the Company as growth from its core businesses, which include continuing businesses owned more than two years and minor acquisitions.

   + Acquisitions and divestitures are described in note 2 to the consolidated financial statements.

        Gross income as a percent of net sales in 2000 was 26.4% or $1,831.6 million versus 25.9% or $1,741.2 million in 1999. Excluding costs associated with the Rubbermaid merger and certain realignment and other charges of $2.4 million and $106.2 million in 2000 and 1999, respectively, gross income as a percent of net sales was 26.4% in 2000 versus 27.5% in 1999. This decrease in gross margins in 2000 was primarily attributable to lower than anticipated sales volume and higher than expected material costs.

        Selling, general and administrative expenses ("SG&A") in 2000 were 13.0% of net sales or $899.4 million versus 16.4% or $1,104.5 in 1999. Excluding costs associated with the Rubbermaid merger and certain realignment and other charges of $8.7 million and $178.8 million in 2000 and 1999, respectively, SG&A as a percent of net sales was 12.8% or $890.7 million in 2000 versus 13.8% or $925.6 million in 1999. The decrease in SG&A expenses is primarily the result of integration cost savings at Rubbermaid Home Products, Rubbermaid Europe and Little Tikes and tight spending control throughout the rest of the Company's core businesses.

        The Company recorded restructuring charges of $48.6 million in 2000 and $246.4 million in 1999. See note 3 to the consolidated financial statements for a review of the charges.



        Goodwill amortization and other as a percentage of net sales was 0.7% in 2000 and 1999.

        Operating income in 2000 was 12.0% of net sales or $831.7 million versus 5.1% of net sales or $343.6 million in 1999. Excluding restructuring and other charges of $59.7 million in 2000 and $531.4 million in 1999, operating income was $891.4 or 12.9% of net sales in 2000 versus $875.0 million or 13.0% of net sales in 1999.

        Other nonoperating expenses in 2000 were 2.1% of net sales or $146.2 million versus 1.7% or $112.7 million in 1999. The increased expenses in 2000 are a result of the Company's increased level of debt and higher interest rates.

        For 2000 and 1999 the effective tax rates were 38.5% and 58.7%, respectively. The higher rate in 1999 was primarily due to nondeductible transaction costs associated with the Rubbermaid merger. See note 12 to the consolidated financial statements for an explanation of the effective tax rate.

        Net income for 2000 was $421.6 million, representing an increase of $326.2 million from 1999. Basic and diluted earnings per share in 2000 increased to $1.57 versus $0.34 in 1999. Excluding 2000 pre-tax charges of $59.7 million ($36.7 million after taxes) as discussed above, net income in 2000 was $458.3 million. Excluding 1999 pre-tax charges of $531.4 million ($369.6 million after taxes), net income in 1999 was $465.0 million. Diluted earnings per share, calculated on the same basis, increased 3.6% to $1.71 in 2000 versus $1.65 in 1999. The decrease in net income for 2000 was primarily due to increased raw material costs and softer than expected sales volume, offset partially by Rubbermaid integration cost savings, tight spending control at other core businesses and internal growth. Diluted earnings per share increased in 2000 versus 1999 as a result of the lower share base due to the stock repurchase program.


   1999 vs. 1998
   -------------

        Net sales for 1999 were $6,711.8 million, representing an increase of $218.6 million or 3.4% from $6,493.2 million in 1998. Net sales for each of the Company's segments (and the primary reasons for the year-to-year changes) were as follows, in millions:

   YEAR ENDED DECEMBER 31,                 1999       1998    % Change
   -----------------------                 ----       ----    --------
   Storage, Organization & Cleaning<1>    $1,899.5  $2,047.0    (7.2)%
   Home Decor<2>                           1,370.4   1,242.9    10.3%
   Office Products<3>                      1,218.0   1,078.6    12.9%
   Infant/Juvenile Care & Play<4>            834.7     751.3    11.1%
   Food Preparation, Cooking & Serving       782.2     790.0    (1.0)%
   Hardware & Tools                          607.0     583.4     4.0%
                                          --------  --------
                                          $6,711.8  $6,493.2     3.4%



   PRIMARY REASONS FOR CHANGES:

   <1>  1998 Decora (April 1998) and Newell Plastics (September 1998)
        divestitures and weak sales performance at Rubbermaid Home Products, offset partially by strong sales at Rubbermaid Commercial Products.
   <2>  Swish (March 1998), Gardinia (August 1998) and Ateliers (April
        1999) acquisitions.
   <3>  7% Internal growth and Rotring (September 1998) and Reynolds
        (October 1999) acquisitions offset partially by Stuart Hall (August 1998) divestiture.
   <4>  Century (May 1998) acquisition.

        Gross income as a percent of net sales in 1999 was 25.9% or $1,741.2 million versus 28.1% or $1,822.8 million in 1998. Excluding costs associated with the Rubbermaid and Calphalon mergers and certain realignment and other charges of $106.2 million and $27.9 million in 1999 and 1998, respectively, gross income as a percent of net sales was 27.5% in 1999 versus 28.5% in 1998. This decrease in gross margins in 1999 was primarily attributable to promotional commitments made prior to the Rubbermaid merger, which affected first half 1999 results at Rubbermaid Home Products, higher than expected resin and other material costs, which affected second half 1999 results, and operating inefficiencies at certain glassware and window treatments facilities.

        Selling, general and administrative expenses ("SG&A") in 1999 were 16.4% of net sales or $1,104.5 million versus 14.9% or $967.9 million in 1998. Excluding costs associated with the Rubbermaid and Calphalon mergers and certain realignment and other charges of $178.8 million and $23.6 million in 1999 and 1998, respectively, SG&A as a percent of net sales was 13.8% or $925.7 million versus 14.5% or $944.3 million in 1998. This decrease in SG&A expenses is primarily due to SG&A savings as a result of integrating Rubbermaid into Newell.

        The Company recorded restructuring charges of $246.4 million in 1999 and $115.2 million in 1998. See note 3 to the consolidated financial statements for a review of the charges.

        Goodwill amortization and other as a percentage of net sales was 0.7% in 1999 and 0.9% in 1998. Excluding charges of $15.0 million in 1998 (which included write-offs of intangible assets), goodwill amortization and other was 0.7% of net sales.

        Operating income in 1999 was 5.1% of net sales or $343.6 million versus 10.5% or $680.3 million in 1998. Excluding charges as discussed above of $531.4 million in 1999 and $181.7 million 1998, operating income was $875.0 million or 13.0% in 1999 versus $862.0 million or 13.3% in 1998.

        Other nonoperating expenses in 1999 were 1.7% of net sales or $112.7 million versus other nonoperating income of 2.1% or $136.6 million in 1998. The $249.3 million difference was due primarily to a 1998 net pre-tax gain of $191.5 million on the sale of the Company's stake in The Black & Decker Corporation and 1998 net pre-tax gains of



   $59.8 million on the divestitures of Stuart Hall, Newell Plastics and Decora. This was offset partially by $3.7 million of Rubbermaid merger transaction costs in 1998.

        For 1999 and 1998, the effective tax rates were 58.7% and 41.0%, respectively. The increase in 1999 was primarily due to nondeductible transaction costs related to the Rubbermaid merger. See note 12 to the consolidated financial statements for an explanation of the effective tax rate.

        Net income for 1999 was $95.4 million, representing a decrease of $386.4 million or 80.2% from 1998. Basic earnings per share in 1999 decreased 80.2% to $0.34 versus $1.72 in 1998; diluted earnings per share in 1999 decreased 80.0% to $0.34 versus $1.70 in 1998. Excluding 1999 pre-tax charges of $531.4 million ($369.6 million after taxes) as discussed above, net income in 1999 was $465.0 million. Excluding 1998 pre-tax charges of $185.4 million ($119.4 million after taxes), the net pre-tax gain on the sale of Black & Decker Common Stock of $191.5 million ($116.8 million after taxes) and net pre-tax gains of $59.8 million ($15.1 million after taxes) on the sales of businesses as discussed above, net income in 1998 was $469.3 million.


   LIQUIDITY AND CAPITAL RESOURCES

   Sources
   -------

        The Company's primary sources of liquidity and capital resources include cash provided from operations and use of available borrowing facilities.

        Cash provided by operating activities in 2000 was $623.5 million, representing an increase of $69.5 million from $554.0 million for 1999.

        The Company has short-term foreign and domestic committed and uncommitted lines of credit with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to discretion of the lender. The Company's lines of credit do not have a material impact on the Company's liquidity. Borrowings under the Company's lines of credit at December 31, 2000 totaled $23.5 million.

        The Company has a revolving credit agreement of $1,300.0 million that will terminate in August 2002. During 2000, the Company entered into a new 364-day revolving credit agreement in the amount of $700.0 million. This revolving credit agreement will terminate in October 2001. At December 31, 2000, there were no borrowings under these revolving credit agreements.

        In lieu of borrowings under the Company's revolving credit agreements, the Company may issue up to $2,000.0 million of commercial paper. The Company's revolving credit agreements provide the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreements. At December 31, 2000, $1,503.7 million (principal amount) of commercial paper was outstanding. Of this amount, $1,300.0 million is classified as long-term debt and the remaining $203.7 million is classified as current portion of long-term debt.

        The revolving credit agreements permit the Company to borrow funds on a variety of interest rate terms. These agreements require, among other things, that the Company maintain a certain Total
   Indebtedness to Total Capital Ratio, as defined in the agreements. As of December 31, 2000, the Company was in compliance with these agreements.

        The Company had outstanding at December 31, 2000 a total of $1,012.5 million (principal amount) of medium-term notes. The maturities on these notes range from 3 to 30 years at an average interest rate of 6.34%.

        A universal shelf registration statement became effective in July 1999. As of December 31, 2000, $449.5 million of Company debt and equity securities may be issued under the shelf.

   Uses
   ----

        The Company's primary uses of liquidity and capital resources include acquisitions, dividend payments and capital expenditures.

        In 2000, the Company acquired Mersch, Brio and Paper Mate/Parker and made other minor acquisitions for cash purchase prices totaling $582.7 million. In 1999, the Company acquired Ateliers, Reynolds, McKechnie, Ceanothe and made other minor acquisitions for cash purchase prices totaling $400.1 million. In 1998, the Company acquired Curver, Swish, Century, Panex, Gardinia and Rotring and made other minor acquisitions for cash purchase prices totaling $615.7 million.

        Capital expenditures were $316.6 million, $200.1 million and $318.7 million in 2000, 1999 and 1998, respectively. Aggregate dividends paid during 2000, 1999 and 1998 were $225.1 million, $225.8 million and $212.5 million, respectively.

        On February 7, 2000, the Company announced a stock repurchase program of up to $500.0 million of the Company's outstanding Common Stock. During 2000, the Company repurchased 15.5 million shares of its Common Stock at an average price of $26 per share, for a total cash price of $403.0 million under the program. The repurchase program remained in effect until December 31, 2000 and was financed through the use of working capital and commercial paper.

        Retained earnings increased in 2000 by $196.3 million and decreased in 1999 by $130.5 million. The difference between 2000 and 1999 was primarily due to restructuring costs and other pre-tax charges relating to recent acquisitions of $59.7 million ($36.7 million after tax) in 2000 versus $531.4 million ($369.6 million after tax) in 1999. The dividend payout ratio to common stockholders in 2000, 1999 and 1998 was 54%, 235%, and 45%, respectively (represents the percentage of diluted earnings per share paid in cash to stockholders).

        Working capital at December 31, 2000 was $1,345.8 million compared to $1,108.7 million at December 31, 1999 and $1,278.8 million at December 31, 1998. The current ratio at December 31, 2000 was 1.87:1 compared to 1.68:1 at December 31, 1999 and 2.09:1 at December 31, 1998.

        Total debt to total capitalization (total debt is net of cash and cash equivalents, and total capitalization includes total debt, company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust and stockholders' equity) was .46:1 at December 31, 2000, .33:1 at December 31, 1999 and .30:1 at December 31, 1998.

        The Company believes that cash provided from operations and available borrowing facilities will continue to provide adequate support for the cash needs of existing businesses; however, certain events, such as significant acquisitions, could require additional external financing.

   LEGAL AND ENVIRONMENTAL MATTERS

        The Company is subject to certain legal proceedings and claims, including various environmental matters, that have arisen in the ordinary conduct of its business or have been assumed by the Company when it purchased certain businesses. Such matters are more fully described in note 15 to the Company's consolidated financial statements. Although management of the Company cannot predict the ultimate outcome of these matters with certainty, it believes that their ultimate resolution, including any amounts it may have to pay in excess of amounts reserved, will not have a material effect on the Company's consolidated financial statements.

   INTERNATIONAL OPERATIONS

        The Company's non-U.S. business is growing at a faster pace than its business in the United States. This growth outside the U.S. has been fueled by recent international acquisitions, primarily in Europe. For the year ended December 31, 2000, the Company's non-U. S. business accounted for approximately 25% of net sales (see note 14 to the consolidated financial statements). Growth of both U.S. and non-U.S. businesses is shown below:



    YEAR ENDED DECEMBER 31,                   2000      1999    % Change
    -----------------------                   ----      ----    --------
    (In millions)

    Net sales:
    - U.S.                                 $5,191.5  $5,135.4     1.1%
    - Non-U.S.                              1,743.2   1,576.4    10.6
                                            -------   -------
                                           $6,934.7  $6,711.8     3.3%
                                            =======   =======


    YEAR ENDED DECEMBER 31,                   1999      1998    % Change
    ----------------------                    ----      ----    --------
    (In millions)

    Net sales:
    - U.S.                                 $5,135.4  $5,081.5     1.1%
    - Non-U.S.                              1,576.4   1,411.7    11.7
                                            -------   -------
                                           $6,711.8  $6,493.2     3.4%
                                            =======   =======


   MARKET RISK

        The Company's market risk is impacted by changes in interest rates, foreign currency exchange rates and certain commodity prices. Pursuant to the Company's policies, natural hedging techniques and derivative financial instruments may be utilized to reduce the impact of adverse changes in market prices. The Company does not hold or issue derivative instruments for trading purposes.

        The Company's primary market risk is interest rate exposure, primarily in the United States. The Company manages interest rate exposure through its conservative debt ratio target and its mix of fixed and floating rate debt. Interest rate exposure was reduced significantly in 1997 from the issuance of $500.0 million 5.25% Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust, the proceeds of which reduced commercial paper. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions, and, for qualifying hedges, the interest differential of swaps is included in interest expense.

        The Company's foreign exchange risk management policy emphasizes hedging anticipated intercompany and third-party commercial transaction exposures of one year duration or less. The Company focuses on natural hedging techniques of the following form:

        *    offsetting or netting of like foreign currency cash flows,

        * structuring foreign subsidiary balance sheets with appropriate levels of debt to reduce subsidiary net investments and subsidiary cash flows subject to conversion risk,


        * converting excess foreign currency deposits into U.S. dollars or the relevant functional currency and

        * avoidance of risk by denominating contracts in the appropriate functional currency.

        In addition, the Company utilizes forward contracts and purchased options to hedge commercial and intercompany transactions. Gains and losses related to qualifying hedges of commercial and intercompany transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany loans are marked to market with the corresponding gains or losses included in the consolidated statements of income.

        Due to the diversity of its product lines, the Company does not have material sensitivity to any one commodity. The Company manages commodity price exposures primarily through the duration and terms of its vendor contracts.

        The amounts shown below represent the estimated potential economic loss that the Company could incur from adverse changes in either interest rates or foreign exchange rates using the value-at-risk estimation model. The value-at-risk model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a loss in fair market value using statistical modeling techniques and including substantially all market risk exposures (specifically excluding equity-method investments). The fair value losses shown in the table below have no impact on results of operations or financial condition as they represent economic not financial losses.

                                            Time       Confidence
                                Amount     Period        Level
                                ------     ------      ----------

    (In millions)
    Interest rates                $7.4     1 day         95%
    Foreign exchange              $1.9     1 day         95%


        The 95% confidence interval signifies the Company's degree of confidence that actual losses would not exceed the estimated losses shown above. The amounts shown here disregard the possibility that interest rates and foreign currency exchange rates could move in the Company's favor. The value-at-risk model assumes that all movements in these rates will be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that the Company could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, since actual results may differ significantly depending upon activity in the global financial markets.

   EURO CURRENCY CONVERSION

        On January 1, 1999, the "Euro" became the common legal currency for 11 of the 15 member countries of the European Union. On that date, the participating countries fixed conversion rates between their existing sovereign currencies ("legacy currencies") and the Euro. On January 4, 1999, the Euro began trading on currency exchanges and became available for non-cash transactions, if the parties elected to use it. The legacy currencies will remain legal tender through December 31, 2001. Beginning January 1, 2002, participating countries will introduce Euro-denominated bills and coins, and effective July 1, 2002, legacy currencies will no longer be legal tender.

        After the dual currency phase, all businesses in participating countries must conduct all transactions in the Euro and must convert their financial records and reports to be Euro-based. The Company has commenced an internal analysis of the Euro conversion process to prepare its information technology systems for the conversion and analyze related risks and issues, such as the benefit of the decreased exchange rate risk in cross-border transactions involving participating countries and the impact of increased price transparency on cross-border competition in these countries.

        The Company believes that the Euro conversion process will not have a material impact on the Company's businesses or financial condition on a consolidated basis.

   FORWARD-LOOKING STATEMENTS

        Forward-looking statements in this Report are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, the Euro conversion plan and related risks, legal proceedings and claims (including environmental matters), future economic performance, management's plans, goals and objectives for future operations and growth or the assumptions relating to any of the forward-looking information. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those matters set forth in this Report and Exhibit 99 to this Report.